UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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HEARTLAND PAYMENT SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET
PRINCETON, NJ 08542

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2007

The Board of Directors of Heartland Payment Systems, Inc. (the “Company”) hereby gives notice that the 2007 Annual Meeting of Stockholders will be held at the Nassau Inn, 10 Palmer Square, Princeton, NJ 08540, on May 3, 2007 at 9:30 a.m. (local time), for the following purposes:

1.
To elect eight Directors to the Company’s Board of Directors for terms expiring at the 2008 Annual Meeting, or until their successors are duly elected and qualified as provided in the Company’s By-Laws; and

2.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

This notice of meeting, the Company’s Proxy Statement and the accompanying proxy card, and the Company’s Annual Report, including the Company’s Form 10-K, were first mailed on or about April 3, 2007. Stockholders of record at the close of business on March 16, 2007 are entitled to notice of and vote at the meeting and any adjournments or postponements thereof. If you attend the meeting you may vote in person if you wish, even though you have previously returned your proxy.

By Order of the Board of Directors

/s/ Charles H.N. Kallenbach

Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Secretary

Princeton, New Jersey
Date: April 3, 2007

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. THIS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET
PRINCETON, NJ 08542

PROXY STATEMENT
2007 Annual Meeting of Stockholders
To Be Held On May 3, 2007

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished in connection with the solicitation by the Board of Directors of Heartland Payment Systems, Inc., a Delaware corporation (the “Company”), of proxies for use at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on May 3, 2007, at 9:30 a.m., Eastern Time, at the Nassau Inn, 10 Palmer Square, Princeton, New Jersey 08540, and at any adjournments thereof. This Proxy Statement and the enclosed proxy card and the Company’s Annual Report to Stockholders, including the Company’s Form 10-K, for the fiscal year ended December 31, 2006 are first being sent to stockholders on or about April 3, 2007.

The close of business on March 16, 2007 has been selected as the record date (the “Record Date”) for determining the holders of outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), entitled to receive notice of and vote at the Annual Meeting. On the Record Date, there were approximately 37,658,804 shares of Common Stock outstanding and approximately 64 holders of record. Each holder of record is entitled to one vote at the Annual Meeting for each share of Common Stock held by such stockholder on the Record Date. No other class of securities will be entitled to vote at the Annual Meeting. There are no cumulative voting rights.

The presence in person or by properly executed proxy of the record holders of a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Elections of Directors will be determined by a plurality vote of all shares present in person or by properly executed proxy and voting at the Annual Meeting.

Unless proxies have been previously revoked, all shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions given on such proxies. Any person giving a proxy has the power to revoke it, in writing delivered to the Secretary of the Company at the address given above, at any time prior to its exercise. If no direction is given, a properly executed proxy will be voted FOR the election of the persons named under “Election of Directors.” The Board of Directors does not anticipate that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named in the proxy will have discretion, to the extent allowed by Delaware law, to vote in accordance with their own judgment on such matters. Abstentions and broker non-votes will not be voted, but they will be counted for purposes of determining whether there is a quorum.

The cost of proxy solicitation, including the cost of reimbursing brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxies and proxy statements to beneficial owners of the common stock, will be paid by the Company.

ELECTION OF DIRECTORS

General

Eight individuals, seven of whom are presently members of our Board of Directors, have been nominated for election as our Directors until the next annual meeting and until their respective successors are elected and qualified. The persons named in the proxy, who have been designated by our management, intend, unless otherwise instructed on the proxy card, to vote for the election to the Board of Directors of the persons named below. If any nominee should become unavailable to serve, the proxy may be voted for the election of another person designated by the Board of Directors. The Board of Directors has no reason to believe any of the persons named will be unable to serve if elected.

Vote Required

The affirmative vote of the holders of a plurality of the shares of common stock voting at the Annual Meeting is necessary for the election of Directors. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote.

Board Recommendation

The Board of Directors recommends that stockholders vote FOR the nominees listed below.

Information Concerning Directors and Nominees

Information regarding each nominee for Director is set forth in the following table:

Name	Age	Director Since	Position	Term Expires on the Annual Meeting Held In The Year
Robert O. Carr	61	2000	Chairman and Chief Executive Officer	2008
Scott L. Bok	47	2001	Director	2008
Mitchell L. Hollin	44	2001	Director	2008
Robert H. Niehaus	51	2001	Director	2008
Marc J. Ostro, Ph.D	57	2002	Director	2008
Jonathan J. Palmer	63	2003	Director	2008
George F. Raymond	69	2004	Director	2008
Richard W. Vague	51	--	Director	2008

Robert O. Carr, age 61, has served as Chairman of our Board of Directors and as our Chief Executive Officer since our inception in October 2000. Mr. Carr had been Chairman of the Members’ Committee and Chief Executive Officer of our predecessor, Heartland Payment Systems LLC, from March 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our company became effective. Mr. Carr co-founded Heartland Payment Systems LLC with Heartland Bank in March 1997. Prior to founding Heartland, Mr. Carr worked in the payments and software development industries for 25 years. Mr. Carr received a B.S. and M.S. in Mathematics and Computer Science from the University of Illinois.

Scott L. Bok, age 47, has served as one of our Directors since October 2001. Mr. Bok has served as the U.S. President of Greenhill & Co., Inc., an investment banking firm, since January 2004 and as a member of Greenhill & Co.’s Management Committee since its formation in January 2004. Mr. Bok is also a member of the Investment Committee of Greenhill Capital Partners, LLC. In addition, Mr. Bok has been a director of Greenhill & Co., Inc. since March 2004. From 2001 until the formation of Greenhill & Co.’s Management Committee, Mr. Bok participated on the two-person administrative committee responsible for managing Greenhill’s operations. Mr. Bok joined Greenhill & Co. as a Managing Director in February 1997. Before joining Greenhill & Co., Mr. Bok was a Managing Director in the Mergers, Acquisitions and Restructuring department of Morgan Stanley & Co., where he worked from 1986 to 1997. From 1984 to 1986, Mr. Bok practiced law in New York with Wachtell, Lipton, Rosen & Katz. Mr. Bok is a member of the board of directors of Republic Group Companies, Inc., various private companies and charitable organizations. Mr. Bok received a B.S. in Economics from the University of Pennsylvania’s Wharton School and a J.D. from the University of Pennsylvania Law School.

Mitchell L. Hollin, age 44, has served as one of our Directors since October 2001. Mr. Hollin is a Partner of LLR Capital, L.P., which is the general partner of LLR Equity Partners, L.P., an independent private equity firm, which he joined in August 2000. From 1994 until joining LLR Capital, L.P., Mr. Hollin was a founder and Managing Director of Advanta Partners LP, a private equity firm affiliated with Advanta Corporation. Prior to his involvement with Advanta Partners LP, Mr. Hollin was a Vice President at Cedar Point Partners LP, a middle market buyout firm and before that an Associate at Patricof & Co. Ventures, Inc., an international venture capital firm. Mr. Hollin is a member of the board of directors of various private companies. Mr. Hollin received a B.S. in Economics and an M.B.A. from the Wharton School of the University of Pennsylvania.

Robert H. Niehaus, age 51, has served as one of our Directors since October 2001. Mr. Niehaus is a Managing Director of Greenhill & Co., Inc. and serves as the Chairman and a Senior Member of GCP 2000, LLC and the Chairman and a Senior Member of Greenhill Capital Partners, LLC, which control the general partners of Greenhill Capital Partners. Mr. Niehaus has been a member of Greenhill & Co.’s Management Committee since its formation in January 2004. Mr. Niehaus joined Greenhill & Co. in January 2000 as a Managing Director to begin the formation of Greenhill Capital Partners. Prior to joining Greenhill & Co., Mr. Niehaus spent 17 years at Morgan Stanley & Co., where he was a Managing Director in the merchant banking department from 1990 to 1999. Mr. Niehaus was vice chairman and a director of the Morgan Stanley Leveraged Equity Fund II, L.P., a private equity investment fund, from 1992 to 1999, and was Vice Chairman and a Director of Morgan Stanley Capital Partners III, L.P., a private equity fund, from 1994 to 1999. Mr. Niehaus was also the Chief Operating Officer of Morgan Stanley’s merchant banking department from 1996 to 1998. Mr. Niehaus is a director of American Italian Pasta Company, a producer and marketer of dry pasta, Exco Holdings, Inc., an oil and gas company, Global Signal Inc., a company that owns and manages wireless communications towers and other communications sites, and various private companies. Mr. Niehaus received a B.A. in International Affairs from the Woodrow Wilson School at Princeton University and an M.B.A. from the Harvard Business School.

Marc J. Ostro, Ph.D., age 57, has served as one of our Directors since October 2002. Dr. Ostro has been a partner at TL Ventures, L.P., a Pennsylvania-based venture capital firm, since January 2002. Immediately prior to that, Dr. Ostro was a private consultant to the biotechnology industry since May 2000. From November 1997 to May 2000, he was Senior Managing Director and Group Leader for KPMG Life Science Corporate Finance (Mergers and Acquisitions). In 1981, Dr. Ostro co-founded The Liposome Company, a biotechnology company. Dr. Ostro received a B.S. in Biology from Lehigh University, a Ph.D. in Biochemistry from Syracuse University, and was a Postdoctoral Fellow and Assistant Professor at the University of Illinois Medical School.

Jonathan J. Palmer, age 63, has served as one of our Directors since November 2003. Since November 2005, Mr. Palmer has served as President and Chief Executive Officer of FSV Payment Systems, a leading prepaid debt issuer and processor. From 1999 to October 2003, Mr. Palmer served as President and Chief Executive Officer of Vital Processing Services. From 1996 to 1999, he served as President and CEO of Wellspring Resources, an outsourced benefits administrator. From 1990 to 1996, Mr. Palmer was the Chief Retail Banking and Technology Executive at Barnett Banks, where he created Barnett Technologies, an outsourced services firm offering a wide range of back office functions for banks. Prior to joining Barnett Banks, he was an Executive Vice President with Shearson Lehman Brothers, and held a number of roles at Fidelity Bank in Philadelphia, succeeding to Vice Chairman in the late 1980s. Mr. Palmer received a B.S. in Applied Mathematics from LaSalle University, and an M.B.A. from the Wharton School of the University of Pennsylvania.

George F. Raymond, age 69, has served as one of our Directors since March 2004. Mr. Raymond has served as President of Buckland Corporation, a consulting company to the information technology industry, since 1989. Previously, Mr. Raymond was Chief Executive Officer of Automatic Business Centers, Inc., a payroll processing company he founded in 1972 and sold to Automatic Data Processing Corporation in 1989. Mr. Raymond is a director of BMC Software, Inc., a provider of business management software, Analytical Graphics, Inc., a privately held software solutions provider, and NationsHealth, a health care provider. Mr. Raymond received a B.B.A. in Accounting from the University of Massachusetts and qualified as a C.P.A. in Pennsylvania.

Richard W. Vague, age 51, is being proposed as a Director in this Schedule 14A Proxy Statement. Mr. Vague has served as the Chief Executive Officer of Barclays Bank Delaware, a financial institution and credit card issuer, since December 2004. Previously, Mr. Vague was Chief Executive Officer of Juniper Financial, a direct consumer credit card bank, since he co-founded that company in 2000. From 1985 to 2000, Mr. Vague was the co-founder, Chairman and Chief Executive Officer of First USA, and Chairman of Paymentech, the merchant processing subsidiary of First USA. In 1997, Bank One acquired First USA. Mr. Vague serves as a Director of Barclays Bank Delaware. Mr. Vague received a B.S. in communication from the University of Texas at Austin.

There are no family relationships among any of the Company’s directors or executive officers.

Information Concerning the Board of Directors and Its Committees

Under our amended and restated certificate of incorporation, the Board of Directors determines the number of directors on the Board. We currently have seven directors and the Board of Directors authorized an increase in the number of members of the Board of Directors to eight. The Board of Directors held four meetings during the fiscal year ended December 31, 2006. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and relevant committees held during fiscal year 2006. It is our policy to encourage directors to attend our annual meetings of stockholders. For 2006, Robert O. Carr attended the annual meeting of stockholders. No other directors attended the 2006 annual meeting of stockholders.

The Board of Directors has determined that the following directors are “independent” under current New York Stock Exchange (“NYSE”) rules: Scott L. Bok, Mitchell L. Hollin, Robert H. Niehaus, Marc J. Ostro, Ph.D., Jonathan J. Palmer and George F. Raymond. To be considered independent our Directors must meet the bright-line independence standards under the listing standards of the NYSE, and the Board of Directors must affirmatively determine that the Director otherwise has no material relationship with us, directly, or as an officer, shareowner or partner of an organization that has a relationship with us. Dr. Ostro serves as a trustee of six irrevocable trusts for the benefit of the children of Mr. Carr and his wife. The Board of Directors believes that Dr. Ostro’s position as trustee of these trusts is immaterial and does not effect his independence under the NYSE rules. Robert O. Carr, serves as Chairman at meetings of the Board of Directors. The Chairman of our Nominating and Corporate Governance Committee, Dr. Ostro, presides over executive sessions of our non-management Directors. During fiscal year 2006, three executive sessions of our non-management Directors were held. The Board of Directors has standing Audit, Compensation and Nominating/Corporate Governance Committees.

For additional information on our corporate governance, including the charters approved by the Board of Directors for the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee, the Code of Business Conduct and Ethics and the Corporate Governance Guidelines, please visit our investor relations website at www.heartlandpaymentsystems.com. Printed copies of this information may be obtained by requesting copies from our Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.

Audit Committee. Our Audit Committee is solely responsible for the appointment of and reviewing fee arrangements with our independent accountants, and approving any non-audit services by our independent accountants. (See “Principal Accountant Fees and Services”). Our Audit Committee reviews and monitors our internal accounting procedures and reviews the scope and results of the annual audit and other services provided by our independent accountants. Our Audit Committee currently consists of Messrs. Palmer and Raymond and Dr. Ostro, each of whom is an independent director under current NYSE and Rule 10A-3 under the Exchange Act, and is chaired by Mr. Raymond. We believe that each of the members of the Audit Committee is financially sophisticated and is able to read and understand our consolidated financial statements. Our Board of Directors has determined that Mr. Raymond is an Audit Committee ‘‘financial expert’’ as defined under the regulations of the Exchange Act. Our Board of Directors has adopted a written charter for the Audit Committee. Our Audit Committee held five meetings during 2006. Mr. Raymond also serves on the Audit Committee of NationsHealth,

BMC Software, Inc. and DocuCorp. International, Inc. Our Board of Directors has determined Mr. Raymond’s service on the audit committees of these companies does not impair his ability to serve on our Audit Committee. Our Board of Directors adopted the Audit Committee charter on May 10, 2004. The charter was amended on March 16, 2007.

Compensation Committee. Our Compensation Committee is primarily responsible for reviewing and approving the compensation and benefits of our executive officers and Directors; evaluating the performance and compensation of our executive officers in light of our corporate goals and objectives; administering our employee benefit plans and making recommendations to our Board of Directors regarding these matters; and for administering our equity compensation plans. Our Compensation Committee currently consists of Messrs. Hollin, Niehaus and Palmer, each of whom is an independent director under current NYSE rules. Mr. Niehaus serves as chairman of our Compensation Committee. Our Compensation Committee held two meetings during 2006. Our Board of Directors adopted a written charter for the Compensation Committee in May 2004.

Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee makes recommendations to the Board of Directors concerning nominations to the Board, including nominations to fill a vacancy (including a vacancy created by an increase in the Board of Directors). The Nominating/Corporate Governance Committee will consider nominees for Directors nominated by stockholders upon submission in writing to our Corporate Secretary of the names of such nominees in accordance with our By-laws. This Committee is also charged with shaping corporate governance policies and codes of ethical and legal conduct, and monitoring compliance with such policies. Our Nominating/Corporate Governance Committee currently consists of Messrs. Bok and Raymond and Dr. Ostro, each of whom is an independent director under current NYSE rules. Our Board of Directors has adopted a written charter for the Nominating/Corporate Governance Committee. Our Nominating/Corporate Governance Committee held one meeting during 2006.

Communication with Directors

Stockholders who wish to communicate with the entire Board of Directors, the non-management Directors as a group or the Chairs of any of the Board committees may do so telephonically by calling Charles Kallenbach at 609-683-3831, extension 2224 or by mail c/o Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, 2nd Floor, Princeton, New Jersey 08542. Communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as spam, job inquiries, business solicitations or product inquiries. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any Director upon request.

Our Board has also adopted policies designed to allow stockholders and other interested parties to communicate directly with our directors. Any interested party that wishes to communicate directly with the Board or any director or the non-management directors as a group should send communications in writing to Chairman of the Audit Committee (currently George F. Raymond), c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542. The mailing envelop must contain a clear notation indicating that the enclosed letter is “Stockholder/Interested Party - Non-Management Director Communication,” “Stockholder/Interested Party - Board Communication,” “Stockholder/Interested Party - Audit Committee Communication” or “Stockholder/Interested Party - Director Communication,” as appropriate. All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board, a committee of the Board or certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. There is no screening process in respect of communications from stockholders or other interested parties which are sent in such manner. Interested parties may also call Mr. Raymond with such concerns at (239) 948-9453 or (856)235-8379. The information for communicating with the Audit Committee and Non-management directors is also available in the Corporate Governance Guidelines which are located in the investor relations section of our website, www.heartlandpaymentsystems.com.

Director Compensation

In 2006, members of the Board of Directors who were not our employees received annual retainers of $10,000. Mr. Carr, as an employee of the Company, did not receive compensation for his service on the Board of Directors. The chair of the Audit Committee, Mr. Raymond, receives an annual retainer of $15,000. In addition, all members of the Board of Directors who were not our employees received $1,500 for each board meeting attended in person and $1,000 for each committee meeting attended in person. Any new non-employee Director who has not been in our prior employ will receive an initial option to purchase 10,000 shares of our common stock on the date such individual joins the Board of Directors. These options will vest over a period of two years. In addition, beginning on the date of the third annual stockholders meeting held after a non-employee Director joins the Board, such Director will automatically be granted a vested option to purchase 5,000 shares of our common stock. See ‘‘Executive Compensation— Heartland Payment Systems, Inc. Amended and Restated 2000 Equity Incentive Plan.’’

Under these arrangements, we paid the members of the Board of Directors who are not our employees the following compensation during the fiscal year ended December 31, 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
Scott L. Bok	$ 14,500	―	$ 32,550(1)	―	―	$ 47,050
Mitchell L. Hollin.	$ 14,500	―	$ 32,550(1)	―	―	$ 47,050
Robert H. Niehaus	$ 14,500	―	$ 32,550(1)	―	―	$ 47,050
Marc J. Ostro, Ph.D	$ 14,500	―	$ 32,550(1)	―	―	$ 47,050
Jonathan J. Palmer	$ 13,000	―	$ 32,550(1)	―	―	$ 45,550
George F. Raymond	$ 16,750	―	$ 32,550(1)	―	―	$ 49,300

(1)
Amounts represent the total fair value of stock options granted in 2006 as determined under SFAS No. 123R. Under SFAS No. 123R, we estimate the grant date fair value of the stock options we issue using the Black-Scholes valuation model. We determine an expected volatility assumption by referencing the average volatility experienced by six of our public company peers. We used an average of a peer group because we do not have sufficient historical volatility data related to market trading of our own common stock. We estimate the expected life of a stock option based on the simplified method for “plain-vanilla” stock options as provided by the staff of the SEC in Staff Accounting Bulletin 107. The simplified method is used because, at this point, we do not have sufficient historical information to develop reasonable expectations about future exercise patterns. Our dividend yield assumption is based on actual dividends expected to be paid over the expected life of the stock option. Our risk-free interest rate assumption for stock options granted is determined by using U.S. treasury rates of the same period as the expected option term of each stock option. The fair value of each option we granted to the members of our Board of Directors during 2006 was $6.51. The fair value of options granted during 2006 was estimated at the grant date using the following weighted average assumptions:

Expected volatility	30%
Expected life	2.5 years
Expected dividends	0.40%
Risk-free interest rate	4.68%

Options Granted to Directors in 2006

	Number of Securities Underlying Options	Exercise	Grant	Expiration
Name	Granted (#)	Price	Date	Date

Scott L. Bok	5,000	$28.29	12/22/2006	12/22/2011
Mitchell L. Hollin	5,000	$28.29	12/22/2006	12/22/2011
Robert H. Niehaus	5,000	$28.29	12/22/2006	12/22/2011
Marc J. Ostro, Ph.D	5,000	$28.29	12/22/2006	12/22/2011
Jonathan J. Palmer	5,000	$28.29	12/22/2006	12/22/2011
George F. Raymond	5,000	$28.29	12/22/2006	12/22/2011

Director Nomination

Criteria for Board Membership. In selecting candidates for appointment or re-election to the Board, the Nominating/Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the Directors are independent under the rules of the NYSE, that members of our Audit Committee meet the financial literacy and sophistication requirements under the rules of NYSE and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for Director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties.

Stockholder Nominees. The Nominating/Corporate Governance Committee will consider written proposals from stockholders for nominees for Director. Any such nominations should be submitted to the Nominating/Corporate Governance Committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals for 2008 Annual Meeting” below. There were no submitted director nominations by five percent stockholders for the 2007 Annual Meeting.

Process for Identifying and Evaluating Nominees. The Nominating/Corporate Governance Committee believes the Company is well served by its current Directors and will be well-served by Mr. Vague. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating/Corporate Governance Committee will re-nominate incumbent Directors who continue to be qualified for Board service and are willing to continue as Directors. If an incumbent Director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating/Corporate Governance Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the Nominating/Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating/Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of the Nominating/Corporate Governance Committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the Nominating/Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a Director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

Since becoming a public company, we have never received a proposal from a stockholder to nominate a Director. Although the Nominating/Corporate Governance Committee has not adopted a formal policy with respect to stockholder nominees, the Committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above. No formal policy regarding stockholder nominees has been implemented because there has never been a proposal from a qualifying stockholder to nominate a Director.

Board Nominees for the 2007 Annual Meeting. Each of Robert O. Carr, Scott L. Bok, Mitchell L. Hollin, Robert H. Niehaus, Marc J. Ostro, Ph.D, Jonathan J. Palmer, George F. Raymond, and Richard W. Vague are nominees listed in this Proxy Statement, and, excluding Mr. Vague, who is being proposed as a new Director, each such person is a current Director standing for re-election.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. No member of our Compensation Committee has ever been an officer or employee of ours. There are no family relationships among any of our Directors or executive officers.

Code of Ethics

We have adopted a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer (i.e., principal executive officer), Chief Financial Officer (i.e., principal financial officer), principal accounting officer, controller and any other person performing similar functions. A copy of our Code of Ethics is available on the Corporate Governance page of our website at www.heartlandpaymentsystems.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons, the Company believes that during the year ended December 31, 2006, all filing requirements applicable to its officers and directors were complied with by such individuals, except that Messrs. Bok, Hollin, Niehaus, Palmer and Raymond, and Dr. Ostro did not timely file a Form 4 in connection with a stock option grant.

REPORT OF THE AUDIT COMMITTEE

The primary responsibilities of the Audit Committee are to oversee our financial reporting process on behalf of the Board of Directors, to review our financial statements, appoint, review and approve fee arrangements with our independent accountants, and to report the results of the Audit Committee’s activities to the Board of Directors.

Our management has the primary responsibility for the financial statements and financial reporting process, including the systems of internal control. Our independent accountants, Deloitte & Touche LLP, are responsible for auditing those financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Audit Committee has reviewed and discussed with management and the independent accountant the Company’s audited financial statements as of and for the year ended December 31, 2006.

The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board and adopted by the PCAOB, and has discussed with the independent accountants their independence. In addition, the Audit Committee has considered the compatibility of non-audit services with the independent accountant’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements, referred to above, be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

This report has been furnished by the members of the Audit Committee:
George F. Raymond, Chairman
Marc J. Ostro, Ph.D.
Jonathan J. Palmer

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth information regarding our executive officers as of December 31, 2006.

Name	Age	Position
Robert O. Carr	61	Chairman of the Board and Chief Executive Officer
Robert H.B. Baldwin, Jr.	52	Chief Financial Officer and Secretary
Brooks L. Terrell	43	Chief Technology Officer
Thomas M. Sheridan	61	Chief Portfolio Officer
Sanford C. Brown	35	Chief Sales Officer

Robert O. Carr, age 61, has served as Chairman of our Board of Directors and as our Chief Executive Officer since our inception in October 2000. Mr. Carr had been Chairman of the Members’ Committee and Chief Executive Officer of our predecessor, Heartland Payment Systems LLC, from March 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our company became effective. Mr. Carr co-founded Heartland Payment Systems LLC with Heartland Bank in March 1997. Prior to founding Heartland, Mr. Carr worked in the payments and software development industries for 25 years. Mr. Carr received a B.S. and M.S. in Mathematics and Computer Science from the University of Illinois.

Robert H.B. Baldwin, Jr., age 52, has served as our Chief Financial Officer since our inception in October 2000. Mr. Baldwin had been Chief Financial Officer and Secretary of our predecessor, Heartland Payment Systems LLC, from May 2000 to October 2000. From July 1998 to May 2000, Mr. Baldwin served as the Chief Financial Officer of COMFORCE Corp., a publicly-traded staffing company. From 1985 through July 1998, Mr. Baldwin was a Managing Director in Smith Barney’s Financial Institutions advisory business and from 1980 to 1985, he was a Vice President with Citicorp. Mr. Baldwin received a B.A. in History from Princeton University and an M.B.A. from Stanford University.

Brooks L. Terrell, age 43, has served as our Chief Technology Officer since our inception in October 2000. Mr. Terrell served as the Executive Vice President of Information Technology of our predecessor, Heartland Payment Systems LLC, from January 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our company became effective. In 1992, he began an independent consulting business providing development and implementation services in the electronic payments industry. From 1986 to 1992, he was Software Development Manager with LeRoux, Pitts and Associates Inc., a software company specializing in electronic payments. Mr. Terrell received a B.A. in Religion and Greek from Baylor University in 1984.

Thomas M. Sheridan, age 61, has served as our Chief Portfolio Officer since December 2004. From 1998 to December 2004, Mr. Sheridan was Senior Vice President at Nova Information Systems, the payments processing division of US Bancorp, and was responsible for pricing and portfolio management. From 1997 to 1998, Mr. Sheridan was Vice President, Credit, Security and Settlement Operations, at PMT Services, which was acquired by Nova in 1998. From 1991 to 1997, Mr. Sheridan consulted for a number of companies in the payments industry, specializing in acquisitions, integration and portfolio management. From 1989 to 1991, he was Chief Financial Officer for National Data Corporation’s payments division, now called Global Payments. Prior to joining National Data Corporation, he served as a Vice President at First Interstate Bank, a Senior Vice President in Citibank’s credit card operations, and in the finance department of Abbott Laboratories, a health care company. Mr. Sheridan received a B.S. in Chemical Engineering from the University of Illinois and an M.B.A. in Finance from Northwestern University.

Sanford C. Brown, age 35, has served as our Chief Sales Officer since January 2, 2006.  Prior to accepting this role, Mr. Brown served as our Senior Vice President of Sales Management and was responsible for our sales infrastructure, sales policy, and formulating business development strategies.  From late 2000 to 2003 Mr. Brown, served as the Senior Vice President of Hospitality Marketing and was responsible for strategies to develop and acquire relationships with trade associations nationally.  Mr. Brown has served in a variety of other sales and sales management positions since joining us in 1997, including District, Division, Regional and Vice President positions. Mr. Brown attended Northern Arizona University where he studied Marketing.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles and objectives underlying our executive compensation policies and the most significant factors relevant to an analysis of these policies. We have tried to provide qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and place the data presented in the tables and discussion that follow in context.

The primary objective of our compensation program is to provide Senior Executives with strong incentives to drive our growth and profitability, while achieving a successful balance between near-term performance, and our long-term success. The Board of Directors and the Compensation Committee observes that while our stock price is not controllable by our management, an incentive structure that encourages superior short-term performance (relative to the industry, and the overall market) while also focusing attention on building for long-term growth will most likely result in stock outperformance over both the near- and long-term. Ultimately, it is that outperformance in the stock (measured on a total return basis, inclusive of dividends) that is most important to our stockholders, so that the compensation objectives are thus intended to focus management on that outcome.

The compensation program adopted by the Board of Directors and the Compensation Committee is designed to align individual compensation with our growth and profitability, and our near-term performance relative to the industry and the overall market and long term success in outperforming the industry and market. This outperformance of the market and our performance against our budget for a particular fiscal year, as established by the Board of Directors, focusing on such critical benchmarks as operating income and net income, is the core principle of the compensation program.

The elements of our compensation program include, but are not necessarily limited to, the following:

•	base salary (Salary Administration Program)

•	annual performance-based incentive compensation (Management Performance Bonus Plan)

•	stock incentive programs (stock options, restricted stock units, etc.)

•	severance arrangements

•
stock ownership guidelines, wherein an expectation has been established that a senior executive will maintain ownership of at least 50% of the stock and/or stock options they have been granted (on a cumulative basis) to the first $10 million of value, and 75% of any excess, until such time as they leave our employ. These ownership guidelines are designed to further align executive ownership, long-term strategic thinking and compensation programs to our performance and the interests of our stockholders.

We choose to pay each element, in large part, for the following reasons:

•
Wages: Senior Executives have current living expenses to cover, and require fund availability that is not directly associated with our overall performance, and which is best managed through a regularly paid element of their compensation.

•
Annual Performance-Based Compensation: Cash payments tied to superior short-term performance of the Company are viewed as offering strong incentives to achieve such performance. Such rewards will be unrelated to share price performance (either absolute or relative), which is desirable since the equity markets’ performance on a short-term basis can easily diverge significantly from our performance.

•
Stock Incentive Programs: Providing senior management with the opportunity to create significant wealth through stock ownership is viewed as a powerful tool to attract and retain highly qualified executives and achieve the strong long-term stock price performance that we desire.

•
Severance: Senior Executives have been offered a severance package in the context of a non-competition agreement, in order to enhance the enforceability of such agreement. The Board of Directors believes that such agreements serve to reduce the likelihood that competitors will target our Senior Executives for hire due to their unique knowledge about HPS’ operations and short- and long-term strategies. New Senior Executives may be offered a severance package to the extent that it is a necessary part of the employment offer, recognizing that the new executive is joining a team that has such a package.

•
Other Benefits: The Board of Directors has concluded that Senior Executives should not be offered any special retirement plans, so that they are offered only participation in our standard 401(K) plan. Senior Executives’ participation in the long-term appreciation in the value of our stock is expected to provide significant retirement value. Senior Executives also participate in various medical, dental, life, and disability programs offered by the Company.

We determine the amount for each of the elements after reviewing several important factors with respect to the particular form of compensation.

•
Wages: Most of our Senior Executives are owners of significant amounts of common stock and/or options, such that the potential gains from such holdings far exceed the potential value of any current cash compensation. In addition, we recognize that in order to achieve high levels of short- and long-term profitability it is critical that our personnel costs be constrained. As a result of these factors, senior executive wages are set at levels that are higher than, but not disproportionate to, wage levels of other of our senior managers. This level is deemed appropriate because it results in cash compensation that allows a comfortable lifestyle, is not substantially below the “market” rate for comparable positions, meaning that we continue to be able to attract and retain Senior Executives as needed, and acts to avoid an overall escalation of our wages, which would inhibit the accomplishment of our performance objectives. This level could be subject to adjustment, if it was concluded that these levels were insufficient to attract or retain highly qualified professionals in these positions; to date, we have not seen any indications of such an issue. Wages for most of our Senior Executives are increased each year by 2-5%. Our Chief Executive Officer, Robert O. Carr, provides performance reviews of the Senior Executives, not including Mr. Carr himself. Mr. Carr also defines the salaries and bonuses for the Senior Executives, not including Mr. Carr, in conjunction with the Compensation Committee. The Compensation Committee assesses the performance of Mr. Carr and provides the salary and bonus recommendations for Mr. Carr.

•
Annual Performance-Based Compensation: Annual performance-based compensation for Senior Executives will be tied to our superior performance, extraordinary individual performance, or both. For most executives, the target bonus will represent 35-50% of their annual salary, based on our achieving financial results that at least equal the annual budget. The financial results are reviewed during the budget process prior to the start of the fiscal year and confirmed by the Board of Directors. If performance exceeds budget, a portion of that excess will be paid to the Senior Executives as additional cash bonus. In addition, if it is concluded that an individual’s success can be measured by more specific, objective criteria, such as sales results, then those factors will also be considered in establishing annual performance-based compensation. In the current senior executive team, the position of Chief Sales Officer is the only position that allows measurement by those objective criteria, and the Chief Sales Officer will be given perhaps substantial increases in annual compensation if the sales organization substantially exceeds its budget sales targets. This higher compensation level is deemed appropriate, even if overall financial results are not exceeding budget, as substantial sales outperformance (as measured in the annual margin installed) is expected to significantly increase the growth rate of revenues and profits in the future, and so our value. As a result, it is possible for the annual performance-based compensation of the Chief Sales Officer to significantly exceed such compensation of other Senior Executives. This is consistent with the fact that certain senior (non-executive) sales officers’ performance-based compensation can also exceed by a large margin the earnings of Senior Executives, if specific, high thresholds in measurable performance are exceeded.

•
Stock Incentive Programs: Grants to Senior Executives pursuant to the Amended and Restated 2000 Equity Incentive Plan are generally made, annually, after the end of the previous fiscal year, and the grant is usually made on the second full trading day after the most recent financial results are announced, with the price of the grant set as of the close of trading on that second day. Grants are structured to attract and retain senior managers generally and Senior Executives specifically. Most of our Senior Executives have established a significant ownership position in our stock and/or options. As a result, the value that they can gain through the long-term appreciation in our stock far exceeds their annual cash earnings potential, and we believe that this results in a desirable consistency between these executives’ outcomes, and those of our shareholders as a whole. In general, this also means that those executives’ incentives will not be substantially altered by a grant of restricted stock or stock options. As a result, and given the cost burden associated with such issuance, only limited issuance to Senior Executives is expected under our stock incentive programs. Exceptions to this are:

o
Those cases where the individual is making significant contributions to our success, but is not judged to have sufficient ownership to create the long-term incentive for stock appreciation that is the Committee’s primary objective in its compensation philosophy; and

o
Instances where the Senior Executive has expressed a preference to Mr. Carr for stock-based compensation over annual performance-based cash compensation, in which case we may issue options and/or restricted stock with a measured cost that matches the cash cost that we would have incurred; and

o
In the event that the senior leadership can lead us to performance that significantly exceeds our current expectations of long-term revenue growth and earnings growth, our intention is to provide the leadership with additional equity, giving additional value for having beneficially altered - by a significant amount -- the value of the enterprise.

•
Severance: Senior Executives’ severance has been set at one year’s salary plus a pro rated bonus, which is deemed as the appropriate duration of the non-competition agreement that the severance is associated with, as well as market practice for Senior Executives at other similarly situated companies. Change of Control provisions have been removed from Messrs. Baldwin’s and Sheridan’s severance agreements in exchange for accelerated vesting of their options in the event their employment is terminated for any reason other than cause. Pursuant to the above-described severance arrangements, and assuming the value of the pro-rata portion of the annual bonus to be one-half of the maximum annual bonus, Mr. Carr would have an estimated severance payout of $449,097, Mr. Terrell would have an estimated severance payout of $291,097, and Mr. Brown would have an estimated severance payout of $285,455. Pursuant to the above-described severance arrangements, and assuming the value of the pro-rata portion of the annual bonus to be one-half of the maximum annual bonus and the value of any stock options which might accelerate pursuant to these arrangements to be equal to the difference between the market price of our Common Stock on December 31, 2006 and the exercise price of such options, Mr. Baldwin would have an estimated severance payout of $1,661,848 and Mr. Sheridan would have an estimated severance payout of $1,786,643.

For most Senior Executives, it is expected that their Annual Performance Bonus will represent the most significant variable element in compensation. As noted above, this Bonus will be relatively modest unless our overall performance exceeds budget (except in the case of the Chief Sales Officer, whose compensation will also be tied to exceeding specific sales targets), and will be in the form of either cash or equal-value stock compensation. For Senior Executives who are seen as having insufficient exposure to (i.e. benefit from) the long-term appreciation of our common stock, equity-related compensation is likely to be provided in addition to a cash Annual Performance Bonus, in order to address this inadequacy. The Board of Directors believes that Senior Executives should receive significant benefit from long-term wealth creation for common shareholders.

In order for this compensation approach to be effective in generating both short- and long-term value to our stockholders, the Board of Directors recognizes the critical role that the budget, and our performance relative to that budget, plays. In this regard, it is important to note that the nature of our business is such that revenues are highly predictable, and essentially cannot over the short term be impacted by executive decisions. Thus, the Board of Directors, in its review of the annual expense budget, expects to have high visibility as to our profitability during the coming year, and can analyze those results against its own, and the equity market’s, expectations for that profit performance. Then, after the year is complete, if results fall short of those budgeted levels, the variable compensation element will likely be relatively modest, and a significant bonus would be paid only if quantifiably superior cost management allowed us to exceed our budgeted results. At the same time, Senior Executives have a strong incentive to ensure that the appropriate amount of long-term capital investments in infrastructure are made, as their most significant wealth opportunity arises from their stock ownership, and recognition that long-term, the stock will not perform unless those ongoing infrastructure investments are made.

We provide compensation to Senior Executives primarily in cash. For our financial statements, this cash compensation is expensed and for our income tax returns is deductible. From the perspective of the Senior Executives, such cash compensation is taxable as appropriate for that individual. For equity-based compensation, we do not provide Senior Executives with immediately vesting options -- although we do provide our Directors with immediately vesting options - because such immediately vesting options are expensed entirely on our financial statements when granted. For vesting options granted to Senior Executives, the fair value of such grants is expensed over the vesting period. We provide largely non-qualified stock options in our grants to Senior Executives. Non-qualified stock options provide us with an accounting tax benefit as the fair value of the options are expensed. Non-qualified stock options provide us with a tax return benefit when the Senior Executive exercises such non-qualified stock options. For the Senior Executives, non-qualified stock options are generally not taxable until the exercise of such option. The tax impacts of exercises by Senior Executives match the tax benefit to us of the exercise. The accounting and tax treatment of compensation pursuant to Internal Revenue Code Section 162(m), FAS 123R, and other applicable rules, is a factor in determining the amounts of compensation for Senior Executives.

Summary Compensation Table

The following table shows the cash compensation paid or to be paid by us, and certain other compensation paid or accrued, during the fiscal years ended December 31, 2006, 2005 and 2004 to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers, together the ‘‘Named Executive Officers.’’ For all but one of the Named Executive Officers, salary and bonus comprise substantially all of Total Compensation. For Messrs. Brown and Sheridan, salary and bonus comprise 79.7% and 93.6% of Total Compensation, respectively in 2006.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non Qualified Deferred Compensation Earnings (7)	All Other Compensation	Total Compensation
Robert O. Carr	2006	$350,000	―	―	―	―	―	―	$350,000
Chairman and Chief	2005	$350,000	$ 98,665	(4)	(4)	―	―	―	$448,665
Executive Officer	2004	$368,250	$100,000	(4)	(4)	―	―	―	$468,250
Robert H.B. Baldwin, Jr.	2006	$260,001	―	―	―	―	―	―	$260,001
Chief Financial Officer	2005	$250,000	$ 70,475	(4)	(4)	―	―	―	$320,475
	2004	$247,939	$ 85,000	(4)	(4)	―	―	―	$332,939
Brooks L. Terrell	2006	$223,600	―	―	―	―	―	―	$223,600
Chief Technology Officer	2005	$215,000	$ 60,609	(4)	(4)	―	―	―	$275,609
	2004	$221,285	$ 75,000	(4)	(4)	―	―	―	$296,285
Sanford C. Brown (1)	2006	$219,086	$200,000	―	$106,500(5)	―	―	―	$525,586
Chief Sales Officer	2005	$203,000	$ 57,225	(4)	(4)	―	―	―	$260,225
	2004	$202,895	$ 75,000	(4)	(4)	―	―	―	$277,895
Thomas M. Sheridan (2)	2006	$208,000	―	―	―	―	―	$ 14,150 (6)	$222,150
Chief Portfolio Officer	2005	$200,000	$ 56,350	(4)	(4)	―	―	―	$256,350
	2004	$ 16,666	―	(4)	(4)	―	―	―	$ 16,666
Michael C. Hammer (3)	2006	$83,850	―	―	―	―	―	$130,750 (3)	$214,600
Chief Operations Officer	2005	$203,000	$ 57,225	(4)	(4)	―	―	―	$260,225
	2004	$202,895	$ 75,000	(4)	(4)	―	―	―	$277,895

(1)	Mr. Brown was named our Chief Sales Officer on January 2, 2006.
(2)	Mr. Sheridan joined us in December 2004.
(3)	Mr. Hammer resigned as Chief Operations Officer in May 2006 and continues as an employee of the Company under a letter agreement dated May 8, 2006 pursuant to which we paid him $130,750 in 2006.
(4)
Disclosures of the fair value of Stock Awards and Option Awards is required beginning with the year ended December 31, 2006. There has been no repricing or material modification to prior equity-based awards made during 2006.

(5)	Amount represents the total fair value of stock options granted in 2006 as determined under SFAS No. 123R. See “Grants of Plan-Based Awards for a discussion of SFAS No. 123R fair values.
(6)	Mr. Sheridan utilized an apartment in Princeton, New Jersey for which we paid $12,000 rent in 2006. Mr. Sheridan also received $2,150 from us as a 401(K) Plan matching contribution.
(7)	The Company does not offer a pension or non-qualified deferred compensation plan.

Outstanding Equity Awards at December 31, 2006

The following tables set forth information regarding outstanding equity awards held by Named Executives as of December 31, 2006. In the Options Awards table, each outstanding stock option award is listed individually along with the breakout of the number of stock options which are exercisable and unexercisable. As of December 31, 2006, there were no outstanding Stock Awards to the Named Executives. There have been no Stock Awards.

Option Awards
	Number of Securities Underlying Unexercised Options/SARs at December 31, 2006 (#)		Equity Incentive Plan Awards: Number of Securities
Name	Exercis- able	Unexercis- able	Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Robert O. Carr	125,000	―	―	$6.25	October 29, 2013
Robert H.B. Baldwin, Jr.	400,000	―	―	$5.00	February 12, 2012
	67,500	22,500 (1)	―	$6.25	January 15, 2014
	45,000	45,000 (2)	―	$9.80	February 15, 2010
Brooks L. Terrell	52,000	―	―	$5.00	February 15, 2012
	4,500	17,500 (3)	―	$6.25	January 15, 2014
	35,000	35,000 (4)	―	$9.80	February 15, 2010
Sanford C. Brown	4,000	―	―	$5.00	August 18, 2013
	15,000	5,000 (5)	―	$6.25	January 15, 2014
	1,250	―	―	$6.25	January 15, 2014
	5,476	―	―	$7.50	April 16, 2014
	25,848	―	―	$9.28	August 10, 2014
	34,014	―	―	$9.80	April 1, 2010
	3,498	―	―	$11.00	July 14, 2010
	3,042	―	―	$26.66	September 12, 2010
	16,910	―	―	$21.55	December 23, 2010
	―	10,000 (6)	―	$25.50	August 4, 2011
Thomas M. Sheridan	134,219	80,000 (7)	―	$9.28	December 1, 2014

(1)	22,500 stock options became exercisable on January 15, 2007.
(2)	22,500 stock options became exercisable on February 15, 2007 and 22,500 stock options will become exercisable on February 15, 2008
(3)	17,500 stock options became exercisable on January 15, 2007.
(4)	17,500 stock options became exercisable on February 15, 2007 and 17,500 stock options will become exercisable on February 15, 2008.
(5)	5,000 stock options became exercisable on January 15, 2007.
(6)
2,500 stock options will become exercisable on August 4, 2007, 2,500 stock options will become exercisable on August 4, 2008, 2,500 stock options will become exercisable on August 4, 2009, and 2,500 stock options will become exercisable on August 4, 2010.

(7)	80,000 stock options become exercisable on December 1, 2007.

Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert O. Carr	―	―	―	―
Robert H.B. Baldwin, Jr.	―	―	―	―
Brooks L. Terrell	―	―	―	―
Sanford C. Brown	―	―	―	―
Thomas M. Sheridan	―	―	―	―

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2006

The following table sets forth the number of stock options exercised during 2006 by the Named Executives and the value realized on exercise. There were no stock awards outstanding during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)
Robert O. Carr	475,000	$ 8,822,250	―	―
Robert H.B. Baldwin, Jr.	―	―	―	―
Brooks L. Terrell	68,000	$ 1,109,600	―	―
Sanford C. Brown	―	―	―	―
Thomas M. Sheridan	15,000	$ 291,225	―	―
Michael C. Hammer	159,500	$ 3,066,800	―	―

Grants of Plan-Based Awards

The following tables list grants of plan-based awards made to our Named Executives during 2006 and the related total fair value of these awards. Named Executives did not provide consideration for the listed awards. The Company does not maintain a non-qualified deferred compensation plan.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Robert O. Carr	―	―	―	―	―	―	―
Robert H.B. Baldwin, Jr.	―	―	―	―	―	―	―
Brooks L. Terrell	―	―	―	―	―	―	―
Sanford C. Brown	―	―	―	―	―	―	―
Thomas M. Sheridan	―	―	―	―	―	―	―

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Robert O. Carr	―	―	―	―	―
Robert H.B. Baldwin, Jr.	―	―	―	―	―
Brooks L. Terrell	―	―	―	―	―
Sanford C. Brown	August 4, 2006	―	10,000	$25.50	$106,500(1)
Thomas M. Sheridan	―	―	―	―	―

(1)
Amount represents the total fair value of stock options granted in 2006 as determined under SFAS No. 123R. Under SFAS No. 123R, we estimate the grant date fair value of the stock options we issue using the Black-Scholes valuation model. We determine an expected volatility assumption by referencing the average volatility experienced by six of our public company peers. We used an average of a peer group because we do not have sufficient historical volatility data related to market trading of our own common stock. We estimate the expected life of a stock option based on the simplified method for “plain-vanilla” stock options as provided by the staff of the SEC in Staff Accounting Bulletin 107. The simplified method is used because, at this point, we do not have sufficient historical information to develop reasonable expectations about future exercise patterns. Our dividend yield assumption is based on actual dividends expected to be paid over the expected life of the stock option. Our risk-free interest rate assumption for stock options granted is determined by using U.S. treasury rates of the same period as the expected option term of each stock option. The fair value of each option we granted to the Named Executive in the table above during 2006 was $10.65. The fair value of options granted during 2006 was estimated at the grant date using the following weighted average assumptions:

Expected volatility	50%
Expected life	3.75 years
Expected dividends	0.40%
Risk-free interest rate	4.85%

Potential Payments Upon Termination

         In November 2001, Robert O. Carr and Brooks L. Terrell entered into an employee confidential information and noncompetition agreement with us and in October 2000, Sanford C. Brown entered an employee confidential information and noncompetition agreement with us. On March 16, 2007, Robert H.B. Baldwin and Thomas M. Sheridan entered into new employee confidential information and noncompetition agreements with us which terminated their prior agreements containing change in control provisions in exchange for the accelerated vesting of certain options if their employment is terminated for any reason other than cause. All of the agreements provide that in the event they are terminated by us for other than cause or disability, they will be entitled to receive severance pay in an amount equal to the base salary for a twelve-month period that would have been paid to them plus medical benefits for twelve months. In addition, if any of them are terminated other than for cause or their employment with us is terminated due to their death, they shall also be entitled to receive a pro rata portion of any bonus that they would have been entitled to receive for the fiscal quarter in which they are terminated as if they had been employed by us for all of such quarter or, if their bonus was payable on an annual rather than a quarterly basis, then their pro rata portion of such bonus shall be computed based on the number of days they were employed by us during such year. . Pursuant to the above-described severance arrangements, and assuming the value of the pro-rata portion of the annual bonus to be one-half of the maximum annual bonus, Mr. Carr would have an estimated severance payout of $449,097, Mr. Terrell would have an estimated severance payout of $291,097, and Mr. Brown would have an estimated severance payout of $285,455. Pursuant to the above-described severance arrangements, and assuming the value of the pro-rata portion of the annual bonus to be one-half of the maximum annual bonus and the value of any stock options which might accelerate pursuant to these arrangements to be equal to the difference between the market price of our Common Stock on December 31, 2006 and the exercise price of such options, Mr. Baldwin would have an estimated severance payout of $1,661,848 and Mr. Sheridan would have an estimated severance payout of $1,786,643.

Heartland Payment Systems, Inc. Amended and Restated 2000 Equity Incentive Plan

         Introduction.    Our Board of Directors adopted the Amended and Restated 2000 Equity Incentive Plan on July 29, 2003, and our stockholders approved the 2000 Plan on that same date. The 2000 Plan was amended on July 22, 2005.

         Share Reserve.    We have authorized 11,000,000 shares of our common stock for issuance under the 2000 Plan. As of December 31, 2006, 1,506,583 shares of the 11,000,000 authorized shares of our common stock remain available for issuance under the 2000 Plan.

         Eligibility.    Our employees, officers, Directors, and consultants or those of our subsidiaries are eligible to participate in the 2000 Plan. However, only employees, including officers may be granted “incentive stock options.”

         Administration.    The 2000 Plan is currently administered by our Compensation Committee. Our Compensation Committee determines, among other things, which eligible persons are to receive awards, the number of shares of our common stock subject to each award, the exercise schedule for each option and each stock appreciation right, the vesting schedule for each share of common stock and the other terms and conditions of each award, consistent with the provisions of the 2000 Plan. The terms and conditions of each award shall be set forth in a written award agreement with the recipient.

         Options.    Options granted under the 2000 Plan may be either “incentive stock options,” which are intended to qualify for certain U.S. federal income tax benefits under Section 422 of the Code, or “non-qualified stock options.” The holder of an option granted under the 2000 Plan will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, as determined by our Compensation Committee. Options granted under the 2000 Plan may become exercisable based on the recipient’s continued employment or service or the achievement of performance or other goals and objectives. The exercise price for an option may be paid in cash, in shares of our common stock valued at fair market value on the exercise date, by delivery of a full-recourse, interest-bearing promissory note, or by such other method as the Compensation Committee may establish. Options granted under the 2000 Plan generally may be transferred only by will or by the laws of descent and distribution.

         Stock Appreciation Rights. A recipient of a stock appreciation right under the 2000 Plan will be entitled to receive cash, or shares of our common stock having a fair market value, equal to the excess of (a) the fair market value of a share of our common stock on the date of exercise (or, in our Compensation Committee’s discretion, as of any time during a specified period before or after the date of exercise) over (b) the grant price of the stock appreciation right. The grant price for a stock appreciation right granted under the 2000 Plan will be determined by our Compensation Committee, but may not be less that the fair market value of a share of our common stock on the date of grant. Stock appreciation rights will become exercisable at such times or upon the occurrence of such events as determined by our Compensation Committee.

         Shares of Common Stock.    Shares of common stock granted under the 2000 Plan generally will “vest” based on the continued employment or service of the recipient or the achievement of performance or other goals and objectives. Shares of common stock that have not vested generally will be subject to forfeiture by the recipient, without payment of any consideration by our company, if the recipient’s employment or service terminates. Unless otherwise permitted by our Compensation Committee, shares of common stock granted under the 2000 Plan may not be transferred by the recipient prior to vesting.

         Certain Corporate Transactions; Change in Control.    In the event of certain corporate transactions, such as a merger or consolidation in which we are not the surviving entity or a sale of all or substantially all of the assets of our company, the 2000 Plan provides that (a) each outstanding option will be assumed or substituted with a comparable option by our successor company or its parent or (b) in the discretion of our Compensation Committee, the 2000 Plan and each outstanding option shall terminate on the effective date of such transaction and the recipient will receive a cash payment with a fair market value equal to the amount that would have been received upon the exercise of the option had the option been exercised immediately prior to such transaction.

         No award agreement entered into pursuant to the 2000 Plan may provide for the acceleration of any exercise schedule or vesting schedule with respect to an award solely because of a “change in control” of our company. However, notwithstanding anything to the contrary in the 2000 Plan or any award agreement, awards may provide for the acceleration of the exercise schedule or vesting schedule in the event of the involuntary dismissal of a recipient within a specified period of time following a change in control.

         Amendment and Termination.    The Board of Directors may amend or modify the 2000 Plan at any time, subject to any approval by our stockholders as required by law or the recipients of outstanding awards, as applicable. The 2000 Plan will terminate no later than July 30, 2013.

Indemnification Arrangements

         Our bylaws provide that our Directors, and subject to the Board’s discretion, our officers, shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our Directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on these reviews and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A for the fiscal year ended December 31, 2006.

THE COMPENSATION COMMITTEE
Robert H. Niehaus, Chairman
Mitchell L. Hollin
Jonathan J. Palmer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information relating to the beneficial ownership of our common stock as of March 2, 2007, by each person known by us to beneficially own more than 5% of our outstanding shares of common stock of each class, each of our Directors and our Named Executive Officers, and all of our Directors and executive officers as a group.

         Each stockholder’s percentage ownership in the following table is based on 37,493,566 shares of common stock outstanding as of March 2, 2007.

         Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. The address of the officers, Directors and Carr Holdings, LLC is c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542. The address for Greenhill Capital Partners, L.P. and Messrs. Bok and Niehaus is: 300 Park Avenue, New York, NY 10022. The address for LLR Equity Partners, L.P, and Mr. Hollin is: Cira Center, 2929 Arch Street, Philadelphia, PA 19104. The chart below is as of March 2, 2007.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Shares Outstanding
5% Holders:
Carr Holdings, L.L.C.	7,723,960	(1)	20.6%
Greenhill Capital Partners, L.P. and affiliated investment funds	5,238,334	(2)	14.0%
LLR Equity Partners, L.P. and affiliated investment fund	4,553,000	(3)	12.1%

Directors and Executive Officers:
Robert O. Carr	10,365,358	(4)	27.6%
Robert H.B. Baldwin, Jr.	1,029,736	(5)	2.7%
Brooks L. Terrell	744,500	(6)	2.0%
Thomas M. Sheridan	199,324	(7)	*
Sanford C. Brown	194,038	(8)	*
Scott L. Bok	5,248,334	(2) (9)	14.0%
Mitchell L. Hollin	4,563,000	(3) (10)	12.2%
Robert H. Niehaus	5,337,334	(2) (11)	14.2%
Marc J. Ostro, Ph.D	45,000	(12)	*
Jonathan J. Palmer	49,321	(13)	*
George F. Raymond	36,000	(14)	*
Richard W. Vague	0		*
All Directors and Executive Officers as a group (11 persons)	22,573,611	(15)	60.2%
_______________________________________________________________________________________________________________________
*	Less than one percent.

(1)	Carr Holdings, L.L.C. is a New Jersey limited liability company owned and managed by Robert O. Carr, our Chief Executive Officer and Chairman, and Jill Carr, the wife of Mr. Robert O. Carr.
(2)
Beneficial ownership consists of 3,207,498 shares of common stock held by Greenhill Capital Partners, L.P.; 978,364 shares of common stock held by Greenhill Capital, L.P.; 517,751 shares of common stock held by Greenhill Capital Partners (Executives), L.P.; and 534,721 shares of common stock held by Greenhill Capital Partners (Cayman), L.P. By virtue of their ownership and positions as the Senior Members of GCP 2000, LLC and as Managing Directors of Greenhill Capital Partners, LLC, which control the general partners of Greenhill Capital Partners, L.P. and its affiliated investment funds, Scott L. Bok, Robert F. Greenhill and Robert H. Niehaus may be deemed to beneficially own these shares. In addition, GCP Managing Partner, L.P. and GCP, L.P., the general partners of Greenhill Capital Partners, L.P. and its affiliated investment funds, as well as Greenhill Capital Partners, LLC and GCP 2000, LLC, which control the general partners, and Greenhill & Co., Inc., the sole member of Greenhill Capital Partners, LLC, may be deemed to beneficially own these shares. Each of Scott L. Bok, Robert F. Greenhill and Robert H. Niehaus disclaims beneficial ownership of these shares except to extent of each of their pecuniary interest therein.

(3)	Beneficial ownership consists of 4,133,509 shares of common stock held by LLR Equity Partners, L.P. and 419,491 shares of common stock held by LLR Equity Partners Parallel, L.P. By virtue of his position as a Partner of LLR Capital, L.P., which is the General Partner of LLR Equity Partners and its affiliated investment funds, Mr. Hollin may be deemed to beneficially own these shares.

(4)
Beneficial ownership consists of 7,487,679 shares of common stock held by Carr Holdings, L.L.C., a New Jersey limited liability company owned and managed by Robert O. Carr and Jill Carr, Mr. Robert O. Carr’s wife; 2,225,000 shares of common stock held by Robert O. Carr; 400,000 shares of common stock held by The Robert O. Carr 2001 Charitable Remainder Unitrust; 41,253 shares of common stock held by The Robert O. Carr 2000 Irrevocable Trust for Emily Carr; 27,364 shares of common stock held by The Robert O. Carr 2000 Irrevocable Trust for Ryan Carr; 37,086 shares of common stock held by The Robert O. Carr 2000 Irrevocable Trust for Kelly Carr; 2,697 shares of common stock held by the Jill A. Carr 2000 Irrevocable Trust for Corrissa Nichols, 16,584 shares of common stock held by The Jill A Carr 2000 Irrevocable Trust for Hilary Holland Carr; 2,695 shares of common stock held by the Jill A. Carr 2000 Irrevocable Trust for Robert Carr, Jr. , and options to purchase 125,000 shares of common stock under our 2000 Equity Incentive Plan which are exercisable within 60 days of March 2, 2007. 9,712,679 shares are pledged as security.

(5)
Beneficial ownership consists of 357,719 shares of common stock held directly by Mr. Baldwin, 136 shares of common stock held in the Heartland Payment Systems, Inc. 410(K) Plan, 114,381 shares of common stock held by Margaret J. Sieck and Whitney H. Baldwin as Trustees for an Indenture created June 30, 2004, and options to purchase 557,500 shares of common stock under our 2000 Equity Incentive Plan which are exercisable within 60 days of March 2, 2007.

(6)
Beneficial ownership consists of 550,000 shares of common stock held by the B. Terrell Limited Partnership, a Texas limited partnership of which Brooks L. Terrell is the general partner; 68,000 shares of common stock held by Brooks L. Terrell, and options to purchase 126,500 shares of common stock under our 2000 Equity Incentive Plan which are exercisable within 60 days of March 2, 2007.

(7)
Beneficial ownership consists of 65,105 shares of common stock held by Mr. Sheridan, and options to purchase 134,219 shares of common stock under our 2000 Equity Incentive Plan which are exercisable within 60 days of March 2, 2007.

(8)
Beneficial ownership consists of 80,000 shares of common stock held by Mr. Brown, and options to purchase 114,038 shares of common stock under our 2000 Equity Incentive Plan which are exercisable within 60 days of March 2, 2007.

(9)
Beneficial ownership includes options issued to Mr. Bok to purchase 10,000 shares of common stock under our 2000 Equity Incentive Plan. All such options are exercisable within 60 days of March 2, 2007.

(10)
Beneficial ownership includes options issued to Mr. Hollin to purchase 10,000 shares of common stock under our 2000 Equity Incentive Plan. All such options are exercisable within 60 days of March 2, 2007.

(11)
Beneficial ownership consists of 89,000 shares of common stock held by Mr. Niehaus, and options to purchase 10,000 shares of common stock under our 2000 Equity Incentive Plan which are exercisable within 60 days of March 2, 2007.

(12)
Beneficial ownership consists of 5,000 shares of common stock held by Dr. Ostro, and options to purchase 40,000 shares of common stock under our 2000 Equity Incentive Plan which are exercisable within 60 days of March 2, 2007.

(13)
Beneficial ownership consists of 39,321 shares of common stock held by Mr. Palmer, and options to purchase 10,000 shares of common stock under our 2000 Equity Incentive Plan which are exercisable within 60 days of March 2, 2007.

(14)
Beneficial ownership consists of 2,000 shares of common stock held by Mr. Raymond, and options to purchase 30,000 shares of common stock under our 2000 Equity Incentive Plan which are exercisable within 60 days of March 2, 2007.

(15)	Includes options to purchase an aggregate of 1,167,257 shares of common stock under our 2000 Equity Incentive Plan which are exercisable within 60 days of March 2, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our capital stock or any member of such person's immediate family had or will have a direct or indirect material interest.

Scott L. Bok, the U.S. President of Greenhill & Co., Inc. and a Senior Member of GCP 2000, LLC and a Managing Director of Greenhill Capital Partners, LLC, which control the general partners of Greenhill Capital Partners, Robert H. Niehaus, the Chairman and a Senior Member of GCP 2000, LLC and Chairman and a Managing Director of Greenhill Capital Partners, LLC and Mitchell L. Hollin, a partner of LLR Partners Inc., are members of our Board of Directors. In July 2003, Greenhill Capital Partners and LLR Equity Partners granted Robert O. Carr, our Chief Executive Officer and Chairman, an irrevocable option to purchase up to an aggregate of 1,750,000 shares of our common stock at any time on or before July 31, 2006 at a purchase price of $7.14 per share. On February 22, 2006, Mr. Carr exercised options to purchase 1,750,000 shares of our common stock from Greenhill Capital Partners and LLR Equity Partners.

Jeffrey T. Nichols, the son-in-law of Robert O. Carr, our Chief Executive Officer and Chairman, is our Executive Director HSC Service Operations and was paid a salary of $167,500 in the year ended December 31, 2006.

On March 28, 2005, Carr Holdings, L.L.C., sold 40,000 shares of our common stock to Thomas M. Sheridan, the Company’s Chief Portfolio Officer, at a price of $9.28 per share. In addition, Carr Holdings, L.L.C. granted Mr. Sheridan an option to purchase an additional 40,000 shares of common stock at any time prior to the earlier of (i) March 31, 2006, if the Company had not consummated its initial public offering or (ii) six months and 15 days after the consummation of the Company’s initial public offering. On August 8, 2005, Mr. Sheridan exercised options to purchase 12,000 shares of the Company’s common stock from Carr Holdings, L.L.C.  On February 22, 2006, the remaining options to purchase 28,000 shares of the Company’s common stock from Carr Holdings, L.L.C. were cancelled by mutual agreement between Mr. Sheridan and Carr Holdings, L.L.C. As consideration for the cancellation, Mr. Sheridan received a payment of $361,900 from Carr Holdings L.L.C. The amount of the consideration was determined by subtracting the $9.28 exercise price of the options from the closing price of the Company’s common stock on the New York Stock Exchange on the day before the date of this cancellation agreement, or $22.20, and multiplying the difference by 28,000 shares.

         We have granted options under our stock option plans to some of our executive officers. We have also entered into indemnification agreements with each of our executive officers and Directors. See “Executive Officers of the Registrant—Change in Control Arrangements” and “Executive Officers of the Registrant —Indemnification Arrangements.”

        All future transactions, including sales of stock, options or warrants, loans of any kind, or similar transactions, if any, between us and our officers, Directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, Directors or five percent stockholders are affiliated, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties. Our policies on these types of related-party transactions are contained in our Corporate Governance Guidelines, and can be accessed at www.heartlandpaymentsystems.com.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Independent Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as our independent accountants for the years ending December 31, 2006, 2005 and 2004.

Audit Fees

The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent public accountant in connection with statutory and regulatory filings or engagements were $630,391 for 2006 and $380,530 for 2005. For 2004, fees of $446,563 were billed by Deloitte for professional services rendered for audits of our annual financial statements.

Audit-Related Fees

The aggregate fees billed by Deloitte for professional services rendered for assurance and related services that are related to the performance of the audit or review of our financial statements were $1,340,547 for 2005 and $282,000 for 2004. No fees were billed for audit-related services in 2006. Audit-related services in 2005 and 2004 included fees for services related to issuing consents to registration statements on Form S-1.

Tax Fees

The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice, and tax planning were $184,723 for 2006, $70,538 for 2005 and $68,050 for 2004. The fees primarily related to services provided in connection with our tax return preparation and compliance and sales tax return preparation and compliance.

All Other Fees

No other fees were billed by Deloitte in 2006, 2005 or 2004.

Audit Committee Pre-Approval Policies

Our Audit Committee pre-approves any audit and audit-related services and any permissible non-audit services provided by Deloitte prior to the commencement of the services. In determining whether to pre-approve a non-audit service, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize potential impairments to the objectivity of the independent auditor, it has been the Audit Committee’s practice to limit the non-audit services that may be provided by our independent auditor to tax return, compliance and planning services.

All of the services described under the captions Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees were approved by the Audit Committee in accordance with the foregoing policy.

STOCKHOLDER RETURN ANALYSIS

The following graph compares the percentage change in cumulative total stockholder return on our common stock since August 10, 2005, the date our common stock was priced in connection with our initial public offering, with the cumulative total return over the same period of (i) the S&P 500 Index and (ii) the S&P Information Technology Index.

Pursuant to rules of the SEC, the comparison assumes $100 was invested on August 10, 2005 in our common stock and in each of the indices and assumes reinvestment of dividends, if any. Historical stock prices are not indicative of future stock price performance.

	Base
	Period	Period Ending
	8/10/05	9/30/05	12/31/05	3/31/06	6/30/06	9/30/06	12/31/06
Heartland Payment Systems, Inc.	$100.00	$132.56	$120.33	$137.61	$154.89	$144.58	$157.23
S&P 500 Index	$100.00	$100.30	$102.39	$106.70	$105.17	$111.12	$118.57
S&P Information Technology Index	$100.00	$100.46	$101.53	$105.77	$95.58	$103.73	$110.08

Stockholder Proposals for 2008 Annual Meeting

In order to be considered for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting, we must receive stockholder proposals for such meeting at our principal office not less than one hundred fifty days prior to the date of the meeting and the proposal must satisfy the conditions established by the SEC for stockholder proposals. If a stockholder intends to submit a proposal at next year’s Annual Meeting, which proposal is not intended to be included in our proxy statement and form of proxy relating to that meeting, the stockholder must give appropriate notice to us not less than 120 calendar days before the date of our proxy statement released to our shareholders in connection with the 2008 Annual Meeting.

OTHER MATTERS
Expenses of Solicitation

The accompanying proxy is solicited by and on behalf of our Board of Directors, and the entire cost of such solicitation will be borne by us. Proxies may also be solicited by our Directors, officers and employees, without additional compensation, by personal interview, telephone and facsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith.

Discretionary Authority

The Annual Meeting is called for the specific purposes set forth in the Notice of Meeting and discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement, we do not expect that any other matters will be submitted for consideration at the Annual Meeting other than those specifically referred to above. If any other matters properly come before the Annual Meeting, the proxy holders will be entitled to exercise discretionary authority to the extent permitted by applicable law.

By Order of the Board of Directors,
/s/ Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Corporate Secretary
Date: April 3, 2007

PROXY

HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET
PRINCETON, NEW JERSEY 08542

The undersigned holder of Common Stock of Heartland Payment Systems, Inc. (the “Company”) hereby constitutes and appoints Robert O. Carr and Robert H.B. Baldwin, Jr. and each of them, attorneys and proxies with full power of substitution to each, for and in the name of the undersigned to vote the shares of Common Stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Nassau Inn, 10 Palmer Square, Princeton, New Jersey 08540, on Thursday, May 3, 2007 at 9:30 a.m., local time, or at any and all adjournments thereof, on all matters as may properly come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meetings.
Each of such attorneys and proxies present at the meeting shall and may exercise the powers granted hereunder.

Said attorneys are hereby instructed to vote as specified below. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1 BELOW.

1.	Election of the following eight (8) nominees to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

Nominees:	Robert O. Carr Scott L. Bok Mitchell L. Hollin	Robert H. Niehaus Marc J. Ostro, Ph.D	Jonathan J. Palmer George F. Raymond Richard W. Vague

____ FOR ALL NOMINEES	____ WITHHOLD AUTHORITY FOR ALL NOMINEES	TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME IN THE SPACE PROVIDED ABOVE.

2.	In their discretion, to vote upon such other matters as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Dated: _________________, 2007

Signature

Signature(s) if held jointly

Please sign your name as it appears hereon. In the case of joint owners or tenants in common, each should sign. If signing as a trustee, guardian or in any other representative capacity or on behalf of a corporation or partnership, please indicate your title.